Exhibit 99.1

MATADOR RESOURCES COMPANY REPORTS THIRD QUARTER 2017 RESULTS,
PROVIDES OPERATIONAL UPDATE AND INCREASES 2017 GUIDANCE ESTIMATES

DALLAS, Texas, November 6, 2017 -- Matador Resources Company (NYSE: MTDR) (“Matador” or the “Company”) today reported financial and operating results for the third quarter of 2017. This release is divided into two parts—first, a “Summary and Highlights” section that summarizes key production and financial results for the three months ended September 30, 2017, and second, a section providing additional details related to the Company’s third quarter 2017 results and a detailed operations update.

Part I - Summary and Highlights

Third Quarter 2017 Highlights

Sequential Results

•
Average daily oil production increased 21% sequentially from approximately 19,400 barrels per day in the second quarter of 2017 to approximately 23,500 barrels per day in the third quarter of 2017. This 21% average daily oil production growth significantly exceeded the Company’s previous guidance expectations of 5 to 7% sequential oil production growth in the third quarter of 2017. Matador’s third quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

•
Average daily natural gas production increased 5% sequentially from approximately 105.0 million cubic feet per day in the second quarter of 2017 to approximately 110.5 million cubic feet per day in the third quarter of 2017. This 5% average daily natural gas production growth also exceeded the Company’s previous guidance expectations of 2 to 4% sequential natural gas production growth in the third quarter of 2017. Matador’s third quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

•
Average daily oil equivalent production increased 14% sequentially from approximately 36,900 barrels of oil equivalent (“BOE”) per day (53% oil) in the second quarter of 2017 to approximately 42,000 BOE per day (56% oil) in the third quarter of 2017. This 14% average daily oil equivalent production growth significantly exceeded the Company’s previous guidance expectations of 4 to 6% sequential oil equivalent production growth in the third quarter of 2017. Matador’s percentage of oil production increased sequentially from 53% in the second quarter of 2017 to 56% in the third quarter of 2017. Matador’s third quarter 2017 average daily oil equivalent production (BOE basis) was the best quarterly result in the Company’s history.

•
Delaware Basin average daily oil equivalent production exceeded 30,000 BOE per day for the first time in the Company’s history during the third quarter of 2017. Delaware Basin average daily oil equivalent production increased 11% sequentially from approximately 27,600 BOE per day (consisting of 16,600 barrels of oil per day and 65.9 million cubic feet of natural gas per day) in the second quarter of 2017 to approximately 30,700 BOE per day (consisting of 18,700 barrels of oil per day and 72.1 million cubic feet of natural gas per day) in the third quarter of 2017. The Delaware Basin contributed 79% of Matador’s daily oil production, 65% of daily natural gas production and 73% of daily oil equivalent production in the third quarter of 2017.

•
Matador’s net income (GAAP basis) decreased 47% sequentially from $28.5 million, or earnings of $0.28 per diluted common share, in the second quarter of 2017, to net income (GAAP basis) of $15.0 million, or earnings of $0.15 per diluted common share, in the third quarter of 2017. This sequential decrease in net income was primarily attributable to changes in certain non-cash items, including an unrealized loss on derivatives in the third quarter of 2017 of approximately $12.4 million, as compared to an unrealized gain on derivatives of approximately $13.2 million in the second quarter of 2017, primarily due to an increase in oil prices during the third quarter.

•
Matador’s adjusted net income (a non-GAAP financial measure) increased 63% sequentially from $10.9 million, or adjusted earnings of $0.11 per diluted common share, in the second quarter of 2017, to adjusted net income (non-GAAP) of $17.8 million, or adjusted earnings of $0.18 per diluted common share, in the third quarter of 2017. This sequential increase in adjusted net income was primarily attributable to increased oil and natural gas production in the third quarter of 2017, as compared to the second quarter of 2017.

•
Adjusted earnings before interest expense, income taxes, depletion, depreciation and amortization and certain other items (“Adjusted EBITDA,” a non-GAAP financial measure) increased 17% sequentially from $72.7 million in the second quarter of 2017 to $84.8 million in the third quarter of 2017.

Note: All references to net income, adjusted net income and Adjusted EBITDA reported throughout this earnings release are those values attributable to Matador Resources Company shareholders after giving effect to any net income, net loss or Adjusted EBITDA attributable to its third-party non-controlling interest in Matador’s midstream affiliate, San Mateo Midstream, LLC (“San Mateo”).

Year-Over-Year Results

•
Matador’s net income (GAAP basis) increased 26% from $11.9 million, or earnings of $0.13 per diluted common share, in the third quarter of 2016 to net income (GAAP basis) of $15.0 million, or earnings of $0.15 per diluted common share, in the third quarter of 2017.

•
Matador’s adjusted net income (a non-GAAP financial measure) increased 231% from adjusted net income (non-GAAP) of $5.4 million, or adjusted earnings of $0.06 per diluted common share, in the third quarter of 2016 to adjusted net income (non-GAAP) of $17.8 million, or adjusted earnings of $0.18 per diluted common share, in the third quarter of 2017.

•	Matador’s Adjusted EBITDA (a non-GAAP financial measure) increased 80% year-over-year from $47.3 million in the third quarter of 2016 to $84.8 million in the third quarter of 2017.

•	Year-over-year, from the third quarter of 2016 to the third quarter of 2017:

•	Average daily oil production increased 57% from approximately 15,000 barrels per day to approximately 23,500 barrels per day;

•	Average daily natural gas production increased 28% from approximately 86.5 million cubic feet per day to approximately 110.5 million cubic feet per day; and

•
Average daily oil equivalent production increased 43% from approximately 29,400 BOE per day to approximately 42,000 BOE per day. In the Delaware Basin, average daily oil equivalent production increased 66% from approximately 18,500 BOE per day (consisting of 11,800 barrels of oil per day and 40.5 million cubic feet of natural gas per day) to approximately 30,700 BOE per day (consisting of 18,700 barrels of oil per day and 72.1 million cubic feet of natural gas per day).

Lease Operating Expenses

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Lease operating expenses on a unit-of-production basis decreased 9% sequentially from $4.77 per BOE in the second quarter of 2017 to $4.32 per BOE in the third quarter of 2017, and decreased 20% year-over-year from

$5.40 per BOE in the third quarter of last year. Lease operating expenses of $4.32 per BOE in the third quarter of 2017 were the lowest lease operating expenses on a unit-of-production basis that Matador has achieved since becoming a public company in February 2012.

Proved Reserves at September 30, 2017

•
Oil, natural gas and total proved reserves at September 30, 2017 were each all-time highs for Matador. Matador’s total proved oil and natural gas reserves increased 38% in the first nine months of 2017 from 105.8 million BOE (consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas) at December 31, 2016 to 145.9 million BOE (consisting of 83.0 million barrels of oil and 377.1 billion cubic feet of natural gas) at September 30, 2017. At September 30, 2017, approximately 57% of Matador’s total proved oil and natural gas reserves were oil and approximately 41% were proved developed reserves. At September 30, 2017, the Delaware Basin accounted for approximately 84% of the Company’s total proved oil and natural gas reserves.

Acreage Acquisitions

•
During the third quarter of 2017 and through November 6, 2017, Matador acquired approximately 9,700 net acres in the Delaware Basin, mostly in and around its existing acreage positions. At November 6, 2017, Matador had closed all but one of the transactions that were pending at the time of its October 2017 equity offering, with the last transaction expected to close this month. From January 1 through November 6, 2017, Matador acquired approximately 25,000 net acres in the Delaware Basin, including a small volume of associated production, for a total acquisition cost of approximately $224 million. Excluding the value of the production acquired, this acreage was added for a weighted average cost of between $7,000 and $8,000 per net acre.

Significant Well Results

Significant well results included in this earnings release include the following:

Rustler Breaks Asset Area

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The Joe Coleman 13-23S-27E RB #208H, Tom Walters 12-23S-27E RB #208H and Michael Collins 11-23S-27E RB #208H wells, all Wolfcamp A-XY completions in the northwestern portion of the Rustler Breaks asset area in Eddy County, New Mexico, flowed 1,779 BOE per day (75% oil), 1,498 BOE per day (75% oil) and 1,534 BOE per day (76% oil), respectively, during 24-hour initial potential tests. These wells, along with other wells drilled and completed earlier in the year, continue to confirm the prospectivity of the Wolfcamp A-XY across the Rustler Breaks asset area.

•
The Anne Com 15-24S-28E RB #201H well, a Wolfcamp A-XY completion in the southeastern portion of the Rustler Breaks asset area, flowed 1,730 BOE per day (77% oil) during a 24-hour initial potential test.

Arrowhead and Ranger Asset Area

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The Stebbins 20 Federal #133H well, Matador’s first operated Third Bone Spring completion in its Arrowhead asset area in Eddy County, New Mexico, tested 1,202 BOE per day (70% oil) during a 24-hour initial potential test. This well marked another strong result for the Stebbins area following the Stebbins 20 Federal #123H well, Matador’s first operated Second Bone Spring completion in the Arrowhead asset area, which tested 1,010 BOE per day (82% oil) during a 24-hour initial potential test as reported last quarter.

•
The Airstrip 31-18S-35E RN State Com #132H well, a Third Bone Spring completion in the Ranger asset area in Lea County, New Mexico, tested 1,263 BOE per day (93% oil) during a 24-hour initial potential test.

Wolf Asset Area

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The Barnett 90-TTT-B01 WF #224H well, Matador’s first Wolfcamp B test in the Wolf asset area, flowed 1,803 BOE per day (28% oil) during a 24-hour initial potential test. This Wolfcamp B test performed similarly to tests of the Wolfcamp B-Blair in the Rustler Breaks asset area and validates the Wolfcamp B as another viable completion target in the Wolf asset area.

Borrowing Base Increase

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On October 25, 2017, Matador’s lenders unanimously approved an increase in the borrowing base under the Company’s revolving credit facility from $450 million to $525 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at June 30, 2017. Matador chose to keep its “elected borrowing commitment” under the revolving credit facility at $400 million. At November 6, 2017, the Company continued to have no outstanding borrowings under its credit facility.

Equity Offering

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On October 10, 2017, Matador completed a public offering of 8.0 million shares of its common stock, receiving proceeds of approximately $208.7 million (before expenses). A portion of the proceeds from this offering were and are being used to acquire approximately 6,600 net acres of additional leasehold and minerals in the Delaware Basin at a total acquisition cost of approximately $38 million and to fund certain midstream initiatives and opportunities, including the acceleration of the drilling of commercial salt water disposal wells in the Rustler Breaks asset area on behalf of San Mateo. The remaining proceeds will be used for other midstream development, acreage acquisitions and general corporate purposes, including to fund a portion of the Company’s current and future capital expenditures.

2017 Updated Guidance Estimates, Including Increased Production Estimates

•
On November 6, 2017, Matador provided updated 2017 guidance estimates, including increased production estimates. These updated guidance estimates assumed five operated drilling rigs drilling oil and natural gas wells in the Delaware Basin throughout the fourth quarter of 2017, with a sixth operated rig drilling commercial salt water disposal wells in the Rustler Breaks asset area and one oil and natural gas test well in the Antelope Ridge asset area in the fourth quarter of 2017. Matador expects to focus its capital expenditures in the Delaware Basin for the rest of 2017, with the exception of small amounts of capital to maintain or extend leases or to participate in non-operated well opportunities that may become available in the Eagle Ford and Haynesville shales.

Updated full-year 2017 guidance estimates, as of November 6, 2017, are as follows.

(1)
An increase in oil production to 7.7 to 7.75 million barrels, the Company’s third increase in its oil production guidance this year. Matador’s full-year 2017 oil production estimate of 7.725 million barrels at the midpoint of updated 2017 guidance represents an increase of 10% from 7.05 million barrels at the midpoint of guidance on March 23, 2017 (the Company’s Analyst Day), and an increase of 7% from 7.2 million barrels at the midpoint of guidance on August 2, 2017. This updated oil production guidance of 7.7 to 7.75 million barrels also represents an increase of 52% at the midpoint of guidance, as compared to 5.1 million barrels produced in 2016.

(2)
An increase in natural gas production to 37.0 to 37.5 billion cubic feet, the Company’s second increase in its natural gas production guidance this year. Matador’s full-year 2017 natural gas production estimate of 37.25 billion cubic feet at the midpoint of updated 2017 guidance represents an increase of 10% from 34.0 billion cubic feet at the midpoint of guidance on March 23, 2017, and an increase of 3% from 36.0 billion cubic feet at the midpoint of guidance on August 2, 2017. This updated natural gas production guidance of 37.0 to 37.5 billion cubic feet also represents an increase of 22% at the midpoint of guidance, as compared to 30.5 billion cubic feet produced in 2016.

(3)
An increase in total oil equivalent production to 13.9 to 14.0 million BOE, the Company’s third increase in its oil equivalent production guidance this year. Matador’s full-year 2017 oil equivalent production estimate of 13.95 million BOE at the midpoint of updated 2017 guidance represents an increase of 10% from 12.7 million BOE at the midpoint of guidance on March 23, 2017, and an increase of 6% from 13.2 million BOE at the midpoint of guidance on August 2, 2017. This updated oil equivalent production guidance of 13.9 to 14.0 million BOE also represents an increase of 37% at the midpoint of guidance, as compared to 10.2 million BOE produced in 2016.

(4)
An increase in Adjusted EBITDA (a non-GAAP financial measure) to $300 to $310 million. Matador’s full-year 2017 Adjusted EBITDA estimate of $305 million at the midpoint of updated 2017 guidance represents an increase of 15% from $265 million at the midpoint of guidance on March 23, 2017, and an increase of 13% from $270 million at the midpoint of guidance on August 2, 2017. This Adjusted EBITDA of $300 to $310 million at the midpoint of updated 2017 guidance also represents an increase of 93%, as compared to 2016 Adjusted EBITDA of $157.9 million. Updated Adjusted EBITDA guidance is based on estimated average realized prices for the fourth quarter of 2017 of $50.50 per barrel for oil (West Texas Intermediate average oil price of $53.00 per barrel per oil, less $2.50 per barrel of estimated price differentials, using the forward strip for oil prices as of late October 2017, and including year-to-date results) and $2.87 per thousand cubic feet for natural gas (NYMEX Henry Hub average natural gas price using the forward strip for natural gas as of late October 2017 and assuming regional price differentials and uplifts from natural gas processing roughly offset, and including year-to-date results). These 2017 estimates reflect Matador’s 51% ownership in San Mateo.

(5)
Drilling and completions capital expenditures (including equipping wells for production) of $440 to $465 million, an increase of 10% at the midpoint from $400 to $420 million at March 23, 2017, including capital expenditures associated with non-operated well opportunities. The increase in drilling and completion capital expenditures is primarily attributable to a number of factors, including, among others, (1) one gross, but 2.7 net, additional operated wells drilled and completed in the Delaware Basin through the third quarter of 2017 than originally anticipated, along with an accelerated pace of drilling activity in the fourth quarter of 2017, primarily in the Rustler Breaks asset area, (2) increased working interests acquired on certain operated wells through purchase, non-consent by third parties or forced pooling of interests, (3) certain modifications to the Company’s 2017 drill schedule, primarily in the Wolf asset area, resulting in the drilling of several additional wells with longer laterals (6,000 to 8,000 feet) in the fourth quarter of 2017 than originally planned, (4) the use of a sixth drilling rig, which was contracted to drill commercial salt water disposal wells, to drill one additional Rustler Breaks well in July 2017 and the Company’s upcoming first test well in the Antelope Ridge asset area during the fourth quarter of 2017, (5) changes in fracture treatment designs resulting in closer perforation cluster spacing, more proppant and additional fracture stages in more wells than originally planned for 2017 and (6) the Company’s participation in an estimated 2.2 net additional non-operated well opportunities in 2017 than originally anticipated, including non-operated wells in the Rustler Breaks, Ranger, Arrowhead and Twin Lakes asset areas. Matador anticipates this projected increase in estimated drilling and completion capital expenditures will largely be funded by the Company’s anticipated increased cash flows as noted by the increase in the Company’s Adjusted EBITDA guidance for full-year 2017 as described above.

(6)
Midstream capital expenditures of $66 to $74 million, an increase of 17% at the midpoint from $56 to $64 million as provided on March 23, 2017. Midstream capital expenditures of $66 to $74 million primarily represent Matador’s 51% share of an updated 2017 capital expenditure budget of $125 to $140 million for San Mateo. This increase in midstream capital expenditures of approximately $10 million net to Matador results from San Mateo’s decision to continue drilling at least five commercial salt water disposal wells opportunistically in the Rustler Breaks asset area by mid-2018 to provide additional capacity for both Matador’s and other third party customers’ salt water disposal needs. Matador expects this projected increase in estimated midstream capital expenditures to be funded by the approximately $15 million in San Mateo first year performance incentives the Company expects to receive in the first quarter of 2018.

Fourth Quarter 2017 Production Estimates

Matador’s sequential production growth—particularly its oil production growth—was much higher than projected in the third quarter of 2017 due to several factors, including (1) a number of new wells in the Company’s Rustler Breaks, Arrowhead and Ranger asset areas that exceeded expectations for both oil and natural gas production, (2) better than projected initial oil and natural gas production from several non-operated wells in which the Company participated in the Delaware Basin, (3) better than expected production response to the installation of gas lift on the previously drilled Mallon wells in the Ranger asset area and (4) strong initial well performance from the five Eagle Ford wells the Company drilled and placed on production late in the second quarter and early in the third quarter of 2017. As noted above, the Company’s oil production grew 21%, or just over 4,000 barrels of oil per day, in the third quarter alone. This significant oil production growth substantially exceeded the Company’s expectations for both the third quarter and the fourth quarter. In fact, in its oil production guidance provided on August 2, 2017, the Company was estimating that oil production of approximately 22,000 barrels of oil per day would not be achieved until the fourth quarter of 2017. Matador was pleased to reach, sustain and exceed that target earlier than expected.

Given the particularly strong oil production growth in the third quarter and the timing of certain completions, Matador now anticipates that its oil production will be essentially flat in the fourth quarter, as compared to the third quarter of 2017, and this is reflected in its updated full-year guidance estimates at November 6, 2017.

As noted in its August 2, 2017 earnings release, Matador’s natural gas production was expected to peak in the third quarter of 2017, as initial production from the Haynesville shale wells completed earlier in the year and the flush production from the associated offset wells began to decline in the second half of 2017. Matador still anticipates a small decline of 3 to 5% in its natural gas production during the fourth quarter of 2017 (with natural gas production more in line with the second quarter of 2017). This is also reflected in Matador’s updated full-year guidance estimates at November 6, 2017.

Matador currently anticipates providing its 2018 capital expenditures program and production guidance in association with its year-end 2017 earnings release in late February 2018. Matador expects that its capital expenditure program for 2018 will reflect the Company operating either five or six drilling rigs. Matador’s decision to operate five or six drilling rigs in 2018 will depend primarily on oil and natural gas prices, Matador’s oil and natural gas hedging portfolio and other economic factors, but will include considerations for opportunistic midstream development and acreage acquisitions. Matador has the operational flexibility to reduce its operated rig program by half in 60 to 90 days should the need arise but at this time, believes that a five to six rig program is optimal for 2018.

Sequential and year-over-year quarterly comparisons of selected financial and operating items are shown in the following table:

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
Net Production Volumes:(1)
Oil (MBbl)(2)	2,166	1,767	1,376
Natural gas (Bcf)(3)	10.2	9.6	8.0
Total oil equivalent (MBOE)(4)	3,860	3,360	2,703
Average Daily Production Volumes:(1)
Oil (Bbl/d)	23,538	19,423	14,960
Natural gas (MMcf/d)(5)	110.5	105.0	86.5
Total oil equivalent (BOE/d)(6)	41,954	36,922	29,381
Average Sales Prices:
Oil, without realized derivatives (per Bbl)	$46.25	$46.01	$42.57
Oil, with realized derivatives (per Bbl)	$46.47	$46.34	$43.18
Natural gas, without realized derivatives (per Mcf)	$3.42	$3.40	$3.08
Natural gas, with realized derivatives (per Mcf)	$3.42	$3.39	$3.08
Revenues (millions):
Oil and natural gas revenues	$134.9	$113.8	$83.1
Third-party midstream services revenues	$3.2	$2.1	$1.6
Realized gain on derivatives	$0.5	$0.6	$0.9
Operating Expenses (per BOE):
Production taxes, transportation and processing	$4.06	$3.83	$4.58
Lease operating	$4.32	$4.77	$5.40
Plant and other midstream services operating	$0.80	$0.88	$0.54
Depletion, depreciation and amortization	$12.38	$12.28	$11.10
General and administrative(7)	$4.19	$5.11	$4.86
Total(8)	$25.75	$26.87	$26.48
Net income (millions)(9)	$15.0	$28.5	$11.9
Earnings per common share (diluted)(9)	$0.15	$0.28	$0.13
Adjusted net income (millions)(9)(10)	$17.8	$10.9	$5.4
Adjusted earnings per common share (diluted)(9)(11)	$0.18	$0.11	$0.06
Adjusted EBITDA (millions)(9)(12)	$84.8	$72.7	$47.3

(1) Production volumes and proved reserves reported in two streams: oil and natural gas, including both dry and liquids-rich natural gas.
(2) One thousand barrels of oil.
(3) One billion cubic feet of natural gas.
(4) One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(5) Millions of cubic feet of natural gas per day.
(6) Barrels of oil equivalent per day, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.
(7) Includes approximately $0.34, $2.09 and $1.33 per BOE of non-cash, stock-based compensation expense in the third quarter of 2017, the second quarter of 2017 and the third quarter of 2016, respectively.
(8) Total does not include the impact of full-cost ceiling impairment charges or immaterial accretion expenses.
(9) Attributable to Matador Resources Company shareholders.
(10) Adjusted net income (loss) is a non-GAAP financial measure. For a definition of adjusted net income (loss) and a reconciliation of adjusted net income (loss) (non-GAAP) to net income (loss) (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(11) Adjusted earnings (loss) per share is a non-GAAP financial measure. For a definition of adjusted earnings (loss) per share and a reconciliation of adjusted earnings (loss) per share (non-GAAP) to earnings (loss) per share (GAAP), please see “Supplemental Non-GAAP Financial Measures.”
(12) Adjusted EBITDA is a non-GAAP financial measure. For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures.”

A short presentation summarizing the highlights of Matador’s third quarter 2017 earnings release is also included on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab.

Management Comments

Joseph Wm. Foran, Matador’s Chairman and CEO, commented, “The Matador staff continued to deliver both strong execution and better than expected operational and financial results for its shareholders in the third quarter of 2017. The Board and I wish to thank them for their hard work, planning and extra effort on behalf of all Matador shareholders. Simply put, this quarter was the best quarter in the Company’s history and provides a solid platform for future growth in Matador’s per share value.

“Obviously, we continue to be very pleased with the record production and reserves growth we are achieving across the northern Delaware Basin. Our Delaware Basin average daily oil equivalent production increased 11% sequentially from the second quarter of 2017, and increased 66% year-over-year from the third quarter of 2016. In the third quarter of 2017, our Delaware Basin average daily oil equivalent production was 30,700 BOE per day, topping 30,000 BOE per day in the Delaware for the first time.

“In addition, our total company-wide proved reserves increased 38% in the first nine months of 2017 from 105.8 million BOE at December 31, 2016 to a record level of 145.9 million BOE at September 30, 2017. This increase in total proved reserves reflects not only the success of our drilling and completions operations, but also our success in acquiring additional acreage in and around areas actively being drilled in the Delaware Basin. Detailed information is contained herein on various successful wells we have recently drilled and completed—both exploratory and development—in the northern Delaware Basin. Significant reductions in per unit lease operating expenses and general and administrative expenses also contributed to increases in cash flows and proved reserves values.

“As in previous quarters, we continued to strategically add to and improve our acreage position in the Delaware Basin at attractive prices for a weighted average cost of approximately $7,000 to $8,000 per acre during the third quarter and into the fourth quarter of 2017. This additional acreage was acquired primarily in and near our existing asset areas in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas. At November 6, 2017, we are pleased to report that our acreage position in the Delaware Basin has grown to approximately 201,000 gross (116,000 net) acres. We are very proud of our land and legal staff for all of its hard work and diligence in assembling this excellent acreage position for Matador—quite an accomplishment when you consider we had only about 7,500 gross and net acres in the basin when we went public just over five years ago. This land position has been and will continue to be the fuel for Matador’s growth and success in the coming years. Our midstream operations also continue to exceed expectations, and early in the fourth quarter of 2017, San Mateo reached a new milestone for salt water disposal operations, disposing of more than 100,000 barrels of water per day combined at its Wolf and Rustler Breaks commercial facilities.

“In early October, we completed an offering of 8.0 million shares of our common stock, resulting in gross proceeds of approximately $209 million, a portion of which we used to fund a set of unique land and midstream opportunities that might not be available in two to three years—or even next year. In late October, we were pleased that Matador’s lenders raised the borrowing base under our revolving credit facility from $450 million to $525 million based on their review of our proved oil and natural gas reserves at June 30, 2017. We chose to keep our elected borrowing commitment at $400 million, and we had no borrowings outstanding under our credit facility at November 6, 2017. The cash from the equity offering, along with our cash on hand at the end of the third quarter, our anticipated future cash flows and the increased availability under our credit facility puts Matador in a very strong and very well-funded capital position to execute our drilling and midstream programs throughout the remainder of 2017 and into 2018 and to be opportunistic for value-adding acreage acquisitions at favorable prices. I would also like to offer a special thank you to our shareholders—new and old—for helping with the offering and for their continued support and interest.

“Matador currently expects to continue operating five state-of-the-art rigs drilling oil and natural gas wells in the Delaware Basin throughout the remainder of 2017, although we have considerable operational flexibility to modify our drilling program—up or down—based upon fluctuations in commodity prices and other factors. We also expect to continue drilling at least five commercial salt water disposal wells by mid-2018 in the Rustler Breaks asset area on behalf of our midstream affiliate, San Mateo, with a sixth operated modern rig. After drilling these commercial salt water disposal wells, we will determine whether to release that rig or to use it to drill additional oil and natural gas wells for the remainder of 2018. Matador looks forward to finishing 2017 on a strong note in the fourth quarter and to another year of strong execution and results in 2018.”

Part II - Detailed Financial Results and Operations Update

Operating and Financial Results - Third Quarter 2017

Production and Revenues

Average daily oil equivalent production increased 14% sequentially from 36,922 BOE per day (53% oil) in the second quarter of 2017 to 41,954 BOE per day (56% oil) in the third quarter of 2017, and increased 43% year-over-year from 29,381 BOE per day (51% oil) in the third quarter of 2016. Matador’s increased oil equivalent production, and particularly its oil production, in the third quarter of 2017, exceeded the Company’s previous guidance expectations due to several factors, including (1) several new wells in the Company’s Rustler Breaks, Arrowhead and Ranger asset areas that exceeded the Company’s expectations for both oil and natural gas production, (2) better than projected initial oil and natural gas production from several non-operated wells in which the Company participated in the Delaware Basin, (3) a better than expected production response to the installation of gas lift in the previously drilled Mallon wells in the Ranger asset area and (4) strong initial well performance from the five operated Eagle Ford wells the Company drilled and placed on production late in the second quarter and early in the third quarter of 2017. Average daily oil equivalent production growth of 14% significantly exceeded the Company’s previous guidance expectations of 4 to 6% sequential oil equivalent production growth in the third quarter of 2017. Matador’s third quarter 2017 average daily oil equivalent production was the best quarterly result in the Company’s history.

Average daily oil production increased 21% sequentially from 19,423 barrels per day in the second quarter of
2017 to 23,538 barrels per day in the third quarter of 2017, and increased 57% year-over-year from 14,960 barrels per day in the third quarter of 2016. Average daily oil production growth of 21% significantly exceeded the Company’s previous guidance expectations of 5 to 7% sequential oil production growth in the third quarter of 2017. Matador’s third quarter 2017 average daily oil production was the best quarterly result in the Company’s history.

Average daily natural gas production increased 5% sequentially from 105.0 million cubic feet per day in the second quarter of 2017 to 110.5 million cubic feet per day in the third quarter of 2017, and increased 28% year-over-year from 86.5 million cubic feet per day in the third quarter of 2016. Average daily natural gas production growth of 5% also exceeded the Company’s previous guidance expectations of 2 to 4% sequential natural gas production growth in the third quarter of 2017. Matador’s third quarter 2017 average daily natural gas production was the best quarterly result in the Company’s history.

Matador’s Delaware Basin average daily oil equivalent production was 30,707 BOE per day (73% of total oil equivalent production) in the third quarter of 2017, consisting of 18,689 barrels of oil per day (79% of total oil production) and 72.1 million cubic feet of natural gas per day (65% of total natural gas production). The Company’s Delaware Basin average daily oil equivalent production exceeded 30,000 BOE per day for the first time in the Company’s history during the third quarter of 2017. Matador’s Delaware Basin oil equivalent production increased 11% sequentially, as compared to 27,622 BOE per day in the second quarter of 2017, and increased 66% year-over-year, as compared to 18,498 BOE per day in the third quarter of 2016.

Oil and natural gas revenues increased 19% sequentially from $113.8 million in the second quarter of 2017 to $134.9 million in the third quarter of 2017, and increased 62% year-over-year from $83.1 million in the third quarter of 2016. The increase in oil and natural gas production noted above was primarily responsible for the increase in oil and natural gas revenues, as realized oil and natural gas prices remained mostly unchanged between the second and third quarters of 2017. Realized oil prices increased 1% from $46.01 per barrel in the second quarter of 2017 to $46.25 per barrel in the third quarter of 2017, and increased 9% year-over-year from $42.57 per barrel in the third quarter of 2016. Realized natural gas prices remained flat at $3.42 per thousand cubic feet in the third quarter of 2017, as compared to $3.40 per thousand cubic feet in the second quarter of 2017, but increased

11% year-over-year from $3.08 per thousand cubic feet in the third quarter of 2016. Realized oil prices remained relatively unchanged in the third quarter, as compared to the second quarter of 2017, as a result of little change in West Texas Intermediate oil prices, as well as similar oil price differentials, which were $1.95 per barrel in the third quarter, as compared to $2.13 per barrel in the second quarter of 2017. Realized natural gas prices were unchanged in the third quarter of 2017 as a result of somewhat higher natural gas liquids (“NGL”) prices offsetting somewhat lower Henry Hub natural gas prices during the third quarter, as compared to the second quarter of 2017. Including its NGL revenues in the realized average natural gas price, Matador reported an uplift of $0.47 per thousand cubic feet above the NYMEX Henry Hub average natural gas prices in the third quarter of 2017, as compared to $0.32 per thousand cubic feet in the second quarter of 2017.

Third-party midstream services revenues increased 53% sequentially from $2.1 million in the second quarter of 2017 to $3.2 million in the third quarter of 2017, and doubled year-over-year from $1.6 million in the third quarter of 2016. The sequential and year-over-year increases primarily reflect increased third-party natural gas processing and transportation revenues, as well as increased salt water disposal revenues in the third quarter of 2017, as compared to the second quarter of 2017 and the third quarter of 2016. Third party midstream services revenues are those revenues from midstream operations related to third parties, including working interest owners in Matador-operated wells; all revenues from Matador-owned production are eliminated in consolidation.

Total realized revenues, including realized hedging gains and losses and third-party midstream services revenues, increased 19% sequentially from $116.4 million in the second quarter of 2017 to $138.7 million in the third quarter of 2017, and increased 62% year-over-year from $85.5 million in the third quarter of 2016. Realized hedging gains from oil and natural gas hedges were $0.5 million in the third quarter of 2017, as compared to realized hedging gains of $0.6 million in the second quarter of 2017 and $0.9 million in the third quarter of 2016.

Net Income and Earnings Per Share

For the third quarter of 2017, Matador reported net income of approximately $15.0 million, or earnings of $0.15 per diluted common share on a GAAP basis, as compared to net income of approximately $28.5 million, or earnings of $0.28 per diluted common share on a GAAP basis, in the second quarter of 2017, and as compared to net income of $11.9 million, or earnings of $0.13 per diluted common share on a GAAP basis, in the third quarter of 2016. The sequential decrease in net income (GAAP basis) in the third quarter of 2017 was primarily attributable to changes in certain non-cash items, including particularly an unrealized loss on derivatives of $12.4 million in the third quarter of 2017, as compared to an unrealized gain on derivatives of $13.2 million in the second quarter of 2017.

Excluding certain non-cash and non-recurring items, including the unrealized loss on derivatives, from net income resulted in adjusted net income (a non-GAAP financial measure) of approximately $17.8 million, or adjusted earnings of $0.18 per diluted common share, in the third quarter of 2017, as compared to adjusted net income of approximately $10.9 million, or adjusted earnings of $0.11 per diluted common share, in the second quarter of 2017, and adjusted net income of $5.4 million, or adjusted earnings of $0.06 per diluted common share, in the third quarter of 2016.

Matador’s net income (GAAP basis) for the third quarter of 2017 was favorably impacted by (1) record oil and natural gas production, (2) a realized gain on derivatives of $0.5 million, (3) no full-cost ceiling impairment in the quarter and (4) no income tax expense. Matador’s net income for the third quarter of 2017 was unfavorably impacted by (1) an unrealized loss on derivatives and (2) increased non-cash depletion, depreciation and amortization expenses.

For a reconciliation of adjusted net income (non-GAAP) and adjusted earnings (loss) per diluted common share (non-GAAP) to net income (loss) (GAAP) and earnings (loss) per diluted common share (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Adjusted EBITDA

Adjusted EBITDA, a non-GAAP financial measure, increased 17% sequentially from $72.7 million in the second quarter of 2017 to $84.8 million in the third quarter of 2017, and increased 80% year-over-year from $47.3 million in the third quarter of 2016. The sequential increase in Adjusted EBITDA was primarily attributable to the increases in both oil and natural gas production. The year-over-year increase in Adjusted EBITDA was primarily attributable to both the increases in oil and natural gas production and the increases in realized oil and natural gas prices between the third quarters of 2016 and 2017.

For a definition of Adjusted EBITDA and a reconciliation of Adjusted EBITDA (non-GAAP) to net income (loss) (GAAP) and net cash provided by operating activities (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operating Expenses

Production taxes, transportation and processing

Production taxes, transportation and processing expenses on a unit-of-production basis increased 6% sequentially from $3.83 per BOE in the second quarter of 2017 to $4.06 per BOE in the third quarter of 2017, but decreased 11% year-over-year from $4.58 per BOE in the third quarter of 2016. Production taxes increased during the third quarter of 2017 as a result of the 19% increase in oil and natural gas revenues in the third quarter, as compared to the second quarter of 2017. Production taxes also increased primarily as a result of the 62% year-over-year increase in oil and natural gas revenues. However, Matador realized a decrease in transportation and processing expenses year-over-year primarily as a result of the start-up in late August 2016 of the cryogenic natural gas processing plant in the Rustler Breaks asset area (the “Black River Processing Plant”). On a unit-of-production basis, these third quarter 2017 expenses also benefited from significantly higher daily oil equivalent production of 14% and 43%, respectively, as compared to the second quarter of 2017 and the third quarter of 2016.

Lease operating expenses (“LOE”)

Lease operating expenses on a unit-of-production basis decreased 9% sequentially from $4.77 per BOE in the second quarter of 2017 to $4.32 per BOE in the third quarter of 2017, and decreased 20% year-over-year from $5.40 per BOE in the third quarter of 2016. The sequential decrease in lease operating expenses on a unit-of-production basis was primarily attributable to higher daily oil equivalent production in the third quarter of 2017, as compared to the second quarter of 2017, but also resulted from lower contract labor and workover expenses in the third quarter of 2017, as well as continued improvement in many other areas, including operational efficiencies. Lease operating expenses of $4.32 per BOE in the third quarter of 2017 were the lowest quarterly lease operating expenses on a unit-of-production basis that the Company has achieved since becoming a public company in February 2012.

Plant and other midstream services operating expenses

Plant and other midstream services operating expenses decreased 9% sequentially from $0.88 per BOE in the second quarter of 2017 to $0.80 per BOE in the third quarter of 2017, but increased 48% year-over-year from $0.54 per BOE in the third quarter of 2016. The increase in plant and other midstream services operating expenses on a year-over-year basis is attributable primarily to the overall increase in the scope of San Mateo’s midstream operations in the Delaware Basin since the third quarter of 2016. Plant and other midstream services operating expenses of $0.80 per BOE were somewhat below the Company’s expectation of $0.90 per BOE for full-year 2017; year-to-date, these expenses have averaged $0.82 per BOE.

Depletion, depreciation and amortization (“DD&A”)

Depletion, depreciation and amortization expenses on a unit-of-production basis increased 1% sequentially from $12.28 per BOE in the second quarter of 2017 to $12.38 per BOE in the third quarter of 2017, and increased 12%

from $11.10 per BOE in the third quarter of 2016. The increase in DD&A expenses on a year-over-year basis resulted from increased drilling and completion costs, primarily stimulation treatment costs (resulting from larger fracture treatments using more stages and more proppant, in addition to service cost increases), associated with the Company’s 2017 Delaware Basin drilling program. For the nine months ended September 30, 2017, DD&A expenses on a unit-of-production basis of $12.08 per BOE remained below the Company’s full-year DD&A projection of $12.75 per BOE. The Company anticipates a small increase in DD&A expenses on a unit-of-production basis in the fourth quarter of 2017.

General and administrative (“G&A”)

General and administrative expenses on a unit-of-production basis decreased 18% from $5.11 per BOE in the second quarter of 2017 to $4.19 per BOE in the third quarter of 2017. During the second quarter of 2017, general and administrative expenses included a one-time, non-recurring charge of approximately $1.5 million, which was attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors. Year-over-year general and administrative expenses decreased 14% on a unit-of-production basis from $4.86 per BOE in the third quarter of 2016. General and administrative expenses of $4.19 per BOE for the third quarter of 2017 also approached the lowest quarterly G&A expenses on a unit-of-production basis that Matador has achieved since becoming a public company in February 2012.

Proved Reserves, Standardized Measure and PV-10

The following table summarizes Matador’s estimated total proved oil and natural gas reserves at September 30, 2017, December 31, 2016 and September 30, 2016.

	September 30, 2017	December 31, 2016	September 30, 2016
Estimated proved reserves:(1)(2)
Oil (MBbl)(3)	83,014	56,977	55,031
Natural Gas (Bcf)(4)	377.1	292.6	279.4
Total (MBOE)(5)	145,860	105,752	101,604
Estimated proved developed reserves:
Oil (MBbl)(3)	31,961	22,604	21,204
Natural Gas (Bcf)(4)	164.4	126.8	118.8
Total (MBOE)(5)	59,357	43,731	41,012
Percent developed	40.7%	41.4%	40.4%
Estimated proved undeveloped reserves:
Oil (MBbl)(3)	51,053	34,373	33,827
Natural Gas (Bcf)(4)	212.7	165.9	160.6
Total (MBOE)(5)	86,503	62,021	60,592
Standardized Measure (in millions)	$1,096.2	$575.0	$516.8
PV-10(6) (in millions)	$1,225.9	$581.5	$524.7

(1)	Numbers in table may not total due to rounding.

(2)
Matador’s estimated proved reserves, Standardized Measure and PV-10 were determined using index prices for oil and natural gas, without giving effect to derivative transactions, and were held constant throughout the life of the properties. The unweighted arithmetic averages of the first-day-of-the-month prices for the period from October 2016 through September 2017 were $46.27 per Bbl for oil and $3.00 per MMBtu for natural gas, for the period from January 2016 through December 2016 were $39.25 per Bbl for oil and $2.48 per MMBtu for natural gas and for the period from October 2015 through September 2016 were $38.17 per Bbl for oil and $2.28 per MMBtu for natural gas. These prices were adjusted by property for quality, energy content, regional price differentials, transportation fees, marketing deductions and other factors affecting the price received at the wellhead. Matador reports its proved reserves in two streams, oil and natural gas, and the economic value of the natural gas liquids associated with the natural gas is included in the estimated wellhead natural gas price on those properties where the natural gas liquids are extracted and sold.

(3)	One thousand barrels of oil.

(4)	One billion cubic feet of natural gas.

(5)	One thousand barrels of oil equivalent, estimated using a conversion ratio of one barrel of oil per six thousand cubic feet of natural gas.

(6)	PV-10 is a non-GAAP financial measure. For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Matador’s estimated total proved oil and natural gas reserves were 145.9 million BOE at September 30, 2017, an all-time high, consisting of 83.0 million barrels of oil and 377.1 billion cubic feet of natural gas (both also all-time highs), with a Standardized Measure of $1.1 billion (GAAP basis) and a PV-10, a non-GAAP financial measure, of $1.2 billion, an increase of 38% from estimated total proved oil and natural gas reserves of 105.8 million BOE at December 31, 2016, consisting of 57.0 million barrels of oil and 292.6 billion cubic feet of natural gas, with a Standardized Measure of $575.0 million and a PV-10 of $581.5 million. The 91% increase in Standardized Measure and 111% increase in PV-10 at September 30, 2017, as compared to December 31, 2016, were attributable both to the increase in total proved reserves and the increase in oil and natural gas prices used to determine Standardized Measure and PV-10. At September 30, 2017, the 12-month arithmetic averages of oil and natural gas prices used to estimate proved reserves were $46.27 per barrel and $3.00 per MMBtu, respectively, as compared to $39.25 per barrel and $2.48 per MMBtu, respectively, at December 31, 2016.

Proved oil reserves increased 46% from 57.0 million barrels at December 31, 2016 to 83.0 million barrels at September 30, 2017, and increased 51% from 55.0 million barrels at September 30, 2016. At September 30, 2017, approximately 57% of the Company’s total proved reserves were oil and 43% were natural gas. Approximately 41% of the Company’s total proved reserves were proved developed reserves at September 30, 2017, as compared to 41% at December 31, 2016 and 40% at September 30, 2016. In addition, at September 30, 2017, approximately 84% of Matador’s proved oil and natural gas reserves were attributable to the Delaware Basin, as compared to 75% at December 31, 2016 and 73% at September 30, 2016.

The reserves estimates at all dates presented in the table above were prepared by the Company’s internal engineering staff and those estimates at December 31 and September 30, 2016 were also audited by an independent reservoir engineering firm, Netherland, Sewell & Associates, Inc. These reserves estimates were prepared in accordance with the SEC’s rules for oil and natural gas reserves reporting and do not include any unproved reserves classified as probable or possible that might exist on Matador’s properties.

For a reconciliation of PV-10 (non-GAAP) to Standardized Measure (GAAP), please see “Supplemental Non-GAAP Financial Measures” below.

Operations Update

Drilling and Completion Activities

During the third quarter of 2017, Matador continued to focus on the exploration, delineation and development of the Company’s Delaware Basin acreage in Loving County, Texas and Lea and Eddy Counties, New Mexico. Matador began 2017 operating four drilling rigs in the Delaware Basin and continued to do so throughout the first quarter. In late April 2017, Matador added a fifth drilling rig in the Delaware Basin and expects to operate five rigs in the Delaware Basin throughout the remainder of 2017, including three rigs in its Rustler Breaks asset area, one rig in its Wolf and Jackson Trust asset areas and one rig in its Ranger/Arrowhead and Twin Lakes asset areas. Matador still expects to direct over 90% of its estimated 2017 capital expenditures to drilling and completion and midstream operations in the Delaware Basin.

During the third quarter of 2017, Matador took delivery of a sixth drilling rig for the purpose of drilling a second commercial salt water disposal well in the Rustler Breaks asset area for its midstream affiliate, San Mateo. The salt water disposal well was not ready to spud until early August 2017 and, in the interim, Matador used this rig to drill one additional oil and natural gas well in its Rustler Breaks asset area. Subsequent to drilling this second salt water disposal well, San Mateo elected to commission the drilling and completion of three additional commercial salt water disposal wells and the construction of associated commercial salt water disposal facilities in the Rustler Breaks asset area, resulting in five commercial salt water disposal wells in the Rustler Breaks asset area by mid-2018.

At November 6, 2017, the second commercial salt water disposal well in the Rustler Breaks asset area had been completed and had just begun disposing of water, with an anticipated disposal capacity of approximately 30,000 barrels of water per day. A third commercial salt water disposal well at Rustler Breaks had finished drilling and was expected to be completed in the fourth quarter. The fourth planned commercial salt water disposal well is expected to begin drilling before the end of the year. In the interim, in view of the potential for the Antelope Ridge asset area, Matador expects to temporarily move this sixth rig to that area to spud its first oil and natural gas well there before the middle of November. Should San Mateo experience any land or regulatory delays in permitting or drilling the fourth or fifth commercial salt water disposal wells, however, Matador would likely elect to use this sixth rig on a temporary basis to drill additional oil and natural gas wells in either the Rustler Breaks or Antelope Ridge asset areas. Matador will determine whether to continue operating this sixth rig for its oil and natural gas well drilling program later in the first quarter or early second quarter of 2018, after the last of the five planned commercial salt water disposal wells has been drilled. Matador currently expects to provide its 2018 capital expenditures program and production guidance in association with its year-end 2017 earnings release in late February 2018.

Matador finished drilling its five-well program in the Eagle Ford shale in South Texas during the second quarter of 2017. Two of these wells, the Falls City #1H and #2H wells, were completed and turned to sales in mid-June 2017. The other three wells, the Martin Ranch C #11H well and the Martin MAK D #49H and D #50H wells, were completed and turned to sales in early July 2017, with all five wells on production for essentially the entire third quarter. These five Eagle Ford wells tested between approximately 1,100 and 1,700 BOE per day at oil cuts between 91 and 94%, as reported in the Company’s August 2, 2017 earnings release. Matador has no additional operated drilling activities planned in the Eagle Ford shale for the remainder of 2017.

Matador has built significant optionality into its drilling program. Three of its rigs are on longer-term contracts, although with average remaining terms of only between 12 and 18 months. The other three rigs, including the sixth rig being used for drilling the salt water disposal wells at Rustler Breaks, are all on short-term contracts with obligations ranging from two months to six months. This affords Matador the ability to easily and quickly modify its drilling program as management may determine necessary based on changing commodity prices and other factors.

During the third quarter of 2017, Matador completed and turned to sales a total of 30 gross (20.9 net) horizontal wells in its various operating areas, including 22 gross (19.0 net) operated wells and eight gross (1.9 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Delaware Basin	19	16.0	7	1.9	26	17.9
Eagle Ford Shale	3	3.0	0	0.0	3	3.0
Haynesville Shale	0	0.0	1	0.0	1	0.0
Total	22	19.0	8	1.9	30	20.9

As noted in the table above, during the third quarter of 2017, Matador completed and turned to sales 26 gross (17.9 net) horizontal wells in its various asset areas in the Delaware Basin, including 19 gross (16.0 net) operated and seven gross (1.9 net) non-operated wells, as summarized in the table below.

	Operated		Non-Operated		Total
Operating Area	Gross	Net	Gross	Net	Gross	Net
Rustler Breaks	13	10.8	4	1.1	17	11.9
Arrowhead	3	2.2	1	0.1	4	2.3
Ranger	1	1.0	0	0.0	1	1.0
Wolf	2	2.0	0	0.0	2	2.0
Antelope Ridge	0	0.0	2	0.7	2	0.7
Total	19	16.0	7	1.9	26	17.9

As of the end of the third quarter, Matador was somewhat ahead of the pace of its projected 2017 operated drilling and completions program as outlined in its March 23, 2017 Analyst Day presentation. At September 30, 2017, Matador had turned to sales 48 gross (41.6 net) operated wells, as compared to initial estimates of 47 gross (38.7 net) wells. Thus, at September 30, 2017, the Company was ahead of its anticipated schedule by one gross well, but as a result of slight modifications to the drill schedule and the acquisition of additional working interests in those wells drilled during 2017 (through purchase, non-consent of other parties or forced pooling of certain interests), Matador had turned to sales an additional 2.9 net operated wells.

Prior to September 30, 2017, Matador had completed and turned to sales the eight gross (5.8 net) operated and non-operated wells anticipated for 2017 in the Eagle Ford shale, as well as the six gross (0.6 net) non-operated wells anticipated for 2017 in the Haynesville shale. While the Company may participate in additional non-operated well opportunities in both of these areas during the remainder of 2017, any additional capital expenditures are anticipated to be minimal.

Delaware Basin - Southeast New Mexico and West Texas

Rustler Breaks Asset Area – Eddy County, New Mexico

Matador operated three drilling rigs in its Rustler Breaks asset area throughout the third quarter of 2017. In addition, the Company temporarily operated a fourth drilling rig at Rustler Breaks beginning in July 2017 to drill a Second Bone Spring test prior to beginning drilling operations on the second and third commercial salt water disposal wells being drilled on behalf of San Mateo in the Rustler Breaks asset area. During the third quarter of 2017, the Company completed and turned to sales 17 gross (11.9 net) horizontal wells in this area, including 13 gross (10.8 net) operated wells and four gross (1.1 net) non-operated wells. The 13 operated wells included 10 Wolfcamp A-XY completions, two Wolfcamp B-Blair completions and one Second Bone Spring completion. The 13 operated wells had an average completed lateral length between 4,400 and 4,500 feet. The 24-hour initial potential test results from all 13 operated wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Dr. Scrivner Federal 01-24S-28E RB #124H	Second Bone Spring	696	1,243	903	77%	850	38/64”
B. Banker 33-23S-28E RB #201H	Wolfcamp A-XY	927	1,652	1,202	77%	1,900	34/64”
Tiger 14-24S-28E RB #202H	Wolfcamp A-XY	1,026	2,155	1,385	74%	2,200	30/64”
Jim Tom Lontos 30-23S-28E RB #206H	Wolfcamp A-XY	1,016	2,142	1,373	74%	1,780	34/64”
Charlie Sweeney State Com 31-23S-28E RB #202H	Wolfcamp A-XY	898	1,836	1,204	75%	1,620	32/64”
Joe Coleman 13-23S-27E RB #208H	Wolfcamp A-XY	1,339	2,637	1,779	75%	2,300	28/64”
Kathy Coleman 14-23S-27E RB #208H	Wolfcamp A-XY	859	1,648	1,134	76%	1,700	30/64”
Tom Walters 12-23S-27E RB #208H	Wolfcamp A-XY	1,121	2,263	1,498	75%	1,575	34/64”
Michael Collins 11-23S-27E RB #208H	Wolfcamp A-XY	1,162	2,234	1,534	76%	1,540	34/64”
Anne Com 15-24S-28E RB #201H	Wolfcamp A-XY	1,338	2,349	1,730	77%	2,150	32/64”
Tiger 14-24S-28E RB #201H	Wolfcamp A-XY	1,064	2,337	1,454	73%	2,125	34/64”
Tiger 14-24S-28E RB #221H	Wolfcamp B-Blair	572	4,471	1,317	43%	3,325	28/64”
Tiger 14-24S-28E RB #222H	Wolfcamp B-Blair	632	6,210	1,667	38%	3,550	30/64”
(1) Flowing casing pressure.

Overall, the well results achieved in the Rustler Breaks asset area in the third quarter of 2017 continued to be both strong and consistent in both the Wolfcamp A-XY and Wolfcamp B-Blair completions. Further, the Dr. Scrivner Federal 01-24S-28E RB #124H (Dr. Scrivner #124H) well was the best Second Bone Spring test drilled by Matador to date in the Rustler Breaks asset area. Although the focus of its drilling and completion activities is expected to be in the Wolfcamp A-XY and Wolfcamp B intervals for the remainder of 2017 and 2018, the Company does expect to conduct additional tests in the Second Bone Spring and Wolfcamp A-Lower intervals, as well as perhaps one or two yet untested targets, as part of its 2018 drilling program.

As noted in the table above, the wells completed in the Wolfcamp A-XY interval during the third quarter of 2017 tested between 1,100 and 1,800 BOE per day at oil cuts ranging from 73 to 77%. These test results are comparable to those from other Wolfcamp A-XY completions in the Rustler Breaks asset area reported in prior periods. Of particular note in the third quarter were the results from the Joe Coleman 13-23S-27E RB #208H (Joe Coleman #208H), Tom Walters 12-23S-27E RB #208H (Tom Walters #208H) and Michael Collins 11-23S-27E RB #208H

(Michael Collins #208H) wells, which were all Wolfcamp A-XY completions in the northwestern portion of the Rustler Breaks asset area. As shown in the table above, these three wells tested 1,779 BOE per day, 1,498 BOE per day and 1,534 BOE per day, respectively, at oil cuts of approximately 75%. The results of each of these wells were among the best wells drilled by the Company in the Rustler Breaks asset area and provide further confirmation of the potential for the Wolfcamp A-XY interval throughout the Rustler Breaks asset area.

One of the key achievements of Matador’s drilling and completions program in the Rustler Breaks asset area in 2017 has been the success of those wells drilled in the more northwestern portion of the acreage position. Early performance from the Joe Coleman #208H, Tom Walters #208H and Michael Collins #208H wells is comparable to wells drilled in this portion of the Rustler Breaks asset area earlier in 2017. Among those wells previously drilled, as examples, the Joe Coleman 13-23S-27E RB #206H (Joe Coleman #206H) and the Tom Walters 12-23S-27E RB #203H (Tom Walters #203H) wells have been discussed in the Company’s prior earnings releases. As of late October 2017, in just less than five months of production, the Joe Coleman #206H well had produced approximately 175,000 BOE (73% oil), and the well continues to track 20% above the Company’s 900,000 BOE Wolfcamp A-XY type curve for the Rustler Breaks asset area. As of late October 2017, in just less than nine months of production, the Tom Walters #203H well had produced approximately 220,000 BOE (73% oil) and is also tracking above the Company’s 900,000 BOE type curve for this area. Matador continues to attribute the strong results from many of its recent Wolfcamp A-XY wells to the larger fracture treatments, consisting of approximately 40 barrels of fluid and 3,000 pounds of primarily 30/50 mesh sand per completed lateral foot, including the use of diverting agents, that it has pumped consistently in the Wolfcamp A-XY completions in the Rustler Breaks asset area since mid-2016.

At November 6, 2017, Matador planned to operate three drilling rigs at Rustler Breaks throughout the remainder of 2017. Matador’s drilling success at Rustler Breaks has resulted in gross natural gas volumes that have significantly exceeded the 60 million cubic feet per day “nameplate” capacity of the Black River Processing Plant operated by San Mateo. San Mateo’s expansion of the Black River Processing Plant to provide an incremental 200 million cubic feet per day of natural gas processing capacity is expected to be operational in the first quarter of 2018. In the meantime, Matador is using third-party options for its excess natural gas processing needs.

Ranger and Arrowhead Asset Areas – Lea County, New Mexico and Eddy County, New Mexico

Matador operated one drilling rig in its Ranger and Arrowhead asset areas during the third quarter of 2017. During this period, the Company completed and turned to sales five gross (3.3 net) horizontal wells in these areas, including four gross (3.2 net) operated wells and one gross (0.1 net) non-operated well. The four operated wells included two Second Bone Spring completions and two Third Bone Spring completions, and all had completed lateral lengths between 4,200 and 4,400 feet. The 24-hour initial potential test results from all four operated wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Heyco State #121H	Second Bone Spring	437	569	532	82%	On ESP	N/A
Heyco State #122H	Second Bone Spring	696	679	809	86%	On ESP	N/A
Stebbins 20 Federal #133H	Third Bone Spring	845	2,143	1,202	70%	On ESP	N/A
Airstrip 31-18S-35E RN State Com #132H	Third Bone Spring	1,172	548	1,263	93%	On ESP	N/A
(1) Flowing casing pressure.

The Stebbins 20 Federal #133H (Stebbins 20 #133H) well and both the Heyco State #121H and #122H wells were in the Arrowhead asset area, while the Airstrip 31-18S-35E RN State Com #132H (Airstrip #132H) well was located in the eastern portion of the Ranger asset area.

The Stebbins 20 #133H well was Matador’s first Third Bone Spring completion in the Arrowhead asset area. This well was drilled from the same pad as the Stebbins 20 Federal #123H (Stebbins 20 #123H) well, a Second Bone Spring completion, which tested 1,010 BOE per day (82% oil) as reported in the Company’s second quarter 2017 earnings release. The Stebbins 20 #133H well had a completed lateral length of approximately 4,300 feet and was completed with 17 fracture stages carrying a total of approximately 160,000 barrels of fracturing fluid and approximately 12.7 million pounds of primarily 20/40 mesh sand (or about 3,000 pounds of sand per completed lateral foot).

Matador has been pleased with the early performance of the Stebbins 20 #123H and Stebbins 20 #133H wells. The Stebbins 20 #123H well continues to be particularly strong and has shown minimal decline, producing approximately 141,000 BOE in its first five months of production. The Stebbins 20 #123H well is tracking approximately 30% ahead of Matador’s 700,000 BOE Second Bone Spring type curve for the Ranger and Arrowhead asset areas. The Stebbins 20 #133H well has exhibited a more typical decline, having produced approximately 50,000 BOE (66% oil) in about 2.5 months of production. The Stebbins 20 #133H well is tracking just ahead of Matador’s 500,000 BOE Third Bone Spring type curve for the Ranger and Arrowhead asset areas.

Given these early results, Matador has three additional Bone Spring tests in progress on the Stebbins acreage at November 6, 2017. Matador anticipates drilling several additional wells, including both Second and Third Bone Spring targets, on this acreage during 2018. The Company currently has 11 federal permits for drilling additional wells on this acreage block over the next few years, and this acreage block lends itself to laterals longer than one mile.

In the Ranger asset area, the results of the Airstrip 31-18S-35E RN State Com #132H (Airstrip #132H) well, which tested 1,263 BOE per day (93% oil) exceeded Matador’s expectations. The Airstrip #132H well had a completed lateral length of approximately 4,300 feet and was completed with 18 fracture stages carrying a total of approximately 170,000 barrels of fracturing fluid and approximately 12.4 million pounds of primarily 20/40 mesh sand (or about 2,800 pounds of sand per completed lateral foot). Following ESP installation, the Airstrip #132H well has produced approximately 40,000 BOE (92% oil) in its first 1.5 months of production, and its early performance is tracking Matador’s 700,000 BOE Third Bone Spring type curve for the Ranger and Arrowhead asset areas.

Another significant event that occurred in the Ranger asset area during the third quarter of 2017 was the installation of gas lift on the three Mallon wells, the Mallon 27 Federal Com #1H, #2H and #3H (Mallon #1H, #2H and #3H) wells, each of which was drilled and completed in the Third Bone Spring and turned to sales in the fourth quarter of 2016. As reported previously, each of these wells tested between 2,400 and 2,800 BOE per day (91% oil) and continued to be excellent wells throughout their first ten to eleven months of production. Unlike most Third Bone Spring wells completed in the Ranger and Arrowhead asset areas, these wells were tested while flowing up casing, and the wells continued to flow up casing until the recent installation of gas lift on each well.

Each of the Mallon wells exhibited a strong production response to the installation of gas lift. Daily production rates from the Mallon #1H well, which had declined to 600 to 700 barrels of oil per day, increased to an average of over 1,300 barrels of oil per day in the first 30 days following gas lift installation. Daily production rates from the Mallon #2H well, which had declined to 400 to 500 barrels of oil per day, increased to an average of almost 1,500 barrels of oil per day in the first 30 days following gas lift installation. Daily production rates from the Mallon #3H well, which had declined to 400 to 500 barrels of oil per day, increased to an average of approximately 900 barrels of oil per day in the first 30 days following gas lift installation. Natural gas production from these wells responded in a similar fashion. Production declines have resumed on these wells at a similar rate to what was observed prior to the installation of gas lift, but from much higher daily production rates, resulting in significant incremental production from these wells in the third quarter of 2017 compared to the Company’s estimates for the third quarter. The installation of gas lift on these three wells contributed substantially to the 21% sequential increase in Matador’s third quarter average daily oil production, as compared to the second quarter of 2017.

Since being turned to sales late in the fourth quarter of 2016, the three Mallon wells have produced over 1 million BOE. The Mallon #1H well produced approximately 390,000 BOE (90% oil) in its first eleven months of production, the Mallon #2H well produced approximately 350,000 BOE (90% oil) in its first ten months of production and the Mallon #3H well produced approximately 310,000 BOE (91% oil) in its first ten months of production.

At November 6, 2017, Matador planned to operate one drilling rig in its Ranger and Arrowhead asset areas throughout the remainder of 2017 and into 2018.

Wolf and Jackson Trust Asset Areas – Loving County, Texas

Matador operated one drilling rig in its Wolf and Jackson Trust asset areas during the third quarter of 2017. During the third quarter of 2017, the Company completed and turned to sales two gross (2.0 net) operated horizontal wells in the Wolf asset area, including its first tests of both the Avalon and Wolfcamp B intervals in the Wolf asset area. The test results from both of these wells are summarized in the table below.

		Initial Potential
		Oil	Gas	BOE	% Oil	FCP(1)	Choke
Well	Interval	(Bbl/d)	(Mcf/d)	(BOE/d)		(psi)	(inch)
Barnett 90-TTT-B01 WF #104H	Avalon	60	197	93	65%	466	64/64”
Barnett 90-TTT-B01 WF #224H	Wolfcamp B	502	7,807	1,803	28%	4,125	38/64”
(1) Flowing casing pressure.

The Barnett 90-TTT-B01 WF #224H (Barnett #224H) well was Matador’s first test of the Wolfcamp B interval in the Wolf asset area. The Barnett #224H well had a completed lateral length of approximately 4,800 feet and was completed with 31 fracture stages carrying a total of approximately 221,000 barrels of fracturing fluid and approximately 13.9 million pounds of 30/50 and 40/70 mesh sand (or approximately 2,900 pounds of sand per foot of completed lateral). As noted in the table above, the Barnett #224H well tested 1,803 BOE per day (28% oil) at 4,125 psi during a 24-hour initial potential test. This well exhibited the highest flowing casing pressure on any well yet completed by the Company in the Wolf asset area, and the Company believes it was capable of flowing at much higher oil and natural gas rates on a larger choke size. The initial test results and early performance from the Barnett #224H well exceeded Matador’s expectations and are similar to those from the Wolfcamp B-Blair interval in the Rustler Breaks asset area. The Barnett #224H well was turned to sales at a reduced flow rate on a smaller choke and has exhibited minimal decline in its first two months of production. Matador is pleased with the results of this initial test of the Wolfcamp B interval, which validates the Wolfcamp B as another viable completion target in the Wolf asset area. The Company anticipates drilling additional Wolfcamp B tests on other portions of its Wolf asset area during 2018.

The Barnett 90-TTT-B01 WF #104H (Barnett #104H) well was Matador’s first test of the Avalon interval in the Wolf asset area. The Barnett #104H well had a completed lateral length of approximately 4,800 feet and was completed with 31 fracture stages carrying a total of approximately 215,000 barrels of fracturing fluid and approximately 8.7 million pounds of 30/50 and 40/70 mesh sand (or approximately 1,800 pounds of sand per foot of completed lateral). As noted in the table above, this well continues to clean up following completion and has tested approximately 60 barrels of oil per day and 200 thousand cubic feet of natural gas per day to date. The Avalon interval is also producing significant volumes of water, in excess of 4,000 barrels of water per day, and Matador has recently replaced the initial ESP installed in this well with a larger capacity ESP to assist with its flowback and clean up following completion.

Following the drilling and completion of the Barnett #104H and #224H wells, Matador began drilling a two-well pad on its Kerr leasehold in the northern portion of the Wolf asset area. Both of the Kerr wells will be Wolfcamp A-XY tests with completed lateral lengths of approximately 6,300 feet and 7,700 feet. At November 6, 2017, the Kerr wells were undergoing completion operations, and Matador was drilling the first well on its Larson leasehold in the Wolf asset area. Matador anticipates that this Larson well will have a completed lateral length of approximately 7,400 feet.

At November 6, 2017, Matador planned to operate one drilling rig in its Wolf and Jackson Trust asset areas throughout the remainder of 2017 and into 2018. The majority of the wells planned in the Wolf asset area for the remainder of 2017 and 2018 are anticipated to be Wolfcamp A-X or A-Y completions with longer completed lateral lengths between 6,000 and 8,000 feet.

Antelope Ridge – Lea County, New Mexico

Matador expects to spud its first operated well in the Antelope Ridge asset area in mid-November 2017. The Company is excited to begin the delineation of its acreage position in Antelope Ridge, where other operators in the area have successfully tested the Brushy Canyon, First, Second and Third Bone Spring and Upper Wolfcamp intervals. Matador’s first test is planned to be in the Upper Wolfcamp formation. This first test well is anticipated to be drilled during the latter part of the fourth quarter of 2017, but is not scheduled for completion until early 2018.

Midstream Update

During the third quarter of 2017, Matador’s midstream joint venture, San Mateo, continued working on the expansion of the Black River Processing Plant to add an incremental 200 million cubic feet per day to the existing 60 million cubic feet per day of cryogenic natural gas processing capacity. At November 6, 2017, the expansion project was proceeding on schedule, and the incremental natural gas processing capacity is expected to become operational in the first quarter of 2018. Matador is eagerly anticipating the expansion becoming operational as the existing plant is full with Matador operated natural gas, even though San Mateo is currently able to process, through certain acceptable variations in plant operations, approximately 65 million cubic feet of natural gas per day.

In October 2017, San Mateo’s second commercial salt water disposal well in the Rustler Breaks asset area was completed and began disposing of water. With this second well online, San Mateo has an anticipated water disposal capacity of over 50,000 barrels of water per day in the Rustler Breaks asset area. San Mateo plans to add to that disposal capacity in the near-term, as it plans to drill and complete three additional commercial salt water disposal wells and construct the associated commercial salt water disposal facilities in the Rustler Breaks asset area, bringing San Mateo’s commercial salt water disposal well count in the Rustler Breaks asset area to five by mid-2018. At November 6, 2017, the third commercial salt water disposal well at Rustler Breaks had finished drilling and was expected to be completed in the fourth quarter. Early in the fourth quarter of 2017, San Mateo reached a new milestone for its salt water disposal operations, disposing of more than 100,000 barrels of water per day combined at both its Wolf and Rustler Breaks commercial facilities.

In addition to the expansion of the Black River Processing Plant and the additional commercial salt water disposal wells, associated facilities and third-party connections at Rustler Breaks, San Mateo has several other midstream initiatives in the Delaware Basin that are either in progress or that it expects to begin by the end of the first quarter of 2018. These initiatives include additional buildout of San Mateo’s gathering systems in the Wolf and Rustler Breaks asset areas, primarily consisting of expansion of the oil gathering system in the Wolf asset area and the buildout of an oil gathering system in the Rustler Breaks asset area.

Matador incurred approximately $18 million in capital expenditures related to its midstream initiatives during the third quarter of 2017 and had incurred approximately $40 million in capital expenditures primarily attributable to its 51% interest in San Mateo year-to-date through September 30, 2017.

Delaware Basin Acreage Update

At November 6, 2017, Matador held approximately 201,000 gross (115,700 net) acres in the Permian Basin, primarily in the Delaware Basin in Lea and Eddy Counties, New Mexico and Loving County, Texas, as shown in the table below.

Matador’s Permian Basin Acreage at November 6, 2017 (approximate):

Asset Area	Gross Acres	Net Acres
Ranger (Lea County, NM)	30,100	16,500
Arrowhead (Eddy County, NM)	57,200	23,500
Rustler Breaks (Eddy County, NM)	40,300	21,400
Antelope Ridge (Lea County, NM)	12,100	8,900
Wolf and Jackson Trust (Loving County, TX)	13,600	9,300
Twin Lakes (Lea County, NM)	46,300	34,900
Other	1,500	1,200
Total	201,100	115,700

During the third quarter of 2017 and through November 6, 2017, Matador acquired approximately 9,700 net acres in the Delaware Basin, mostly in and around its existing acreage positions, including new leasing activities and acquisitions of small interests from mineral and working interest owners in Matador’s operated wells. Matador closed over 30 such transactions in the period from July 1 through November 6, 2017. At November 6, 2017, Matador had closed all but one of the transactions that were pending at the time of its October 2017 equity offering, with the last transaction expected to close this month.

From January 1 through November 6, 2017, Matador acquired approximately 25,000 net acres in the Delaware Basin, including a small volume of associated production, for a total acquisition cost of approximately $224 million. Excluding the value of the production acquired, this acreage was added for a weighted average cost of between $7,000 and $8,000 per net acre.

Capital Spending Update

On November 6, 2017, Matador revised its capital spending estimates for full-year 2017. The Company now anticipates that it will incur capital expenditures of (1) $440 to $465 million for drilling, completing and equipping operated and non-operated wells in 2017, primarily in the Delaware Basin and (2) $66 to $74 million for its share of various midstream projects undertaken by San Mateo, primarily representing 51% of an updated 2017 joint venture capital expenditure budget of $125 to $140 million.

The increase in estimated drilling and completions capital expenditures is primarily attributable to a variety of factors, including, among others:

(1)
one gross, but 2.7 net, additional operated wells drilled and completed in the Delaware Basin through the third quarter of 2017 than originally anticipated, along with an accelerated pace of drilling activity in the fourth quarter of 2017, primarily in the Rustler Breaks asset area;

(2)	increased working interests acquired on certain operated wells through purchase, non-consent by third parties or forced pooling of interests;

(3)
certain modifications to the Company’s 2017 drill schedule, primarily in the Wolf asset area, resulting in the drilling of several additional longer lateral wells (6,000 to 8,000 feet) in the fourth quarter of 2017 than originally planned;

(4)
the use of the sixth drilling rig, which was contracted to drill commercial salt water disposal wells, to drill one additional Rustler Breaks well in July 2017 and to drill the Company’s upcoming first test well in the Antelope Ridge asset area during the fourth quarter of 2017;

(5)	changes in fracture treatment designs resulting in closer perforation cluster spacing, more proppant and additional fracture stages pumped in more wells than originally planned for 2017; and

(6)
the Company’s participation in an estimated 2.2 net additional non-operated well opportunities in 2017 than originally planned, including non-operated wells in the Rustler Breaks, Ranger, Arrowhead and Twin Lakes asset areas.

Matador anticipates that the projected increase in its estimated drilling and completion capital expenditures will be largely funded through the anticipated increase in the Company’s cash flows as reflected in the increase in the Company’s Adjusted EBITDA guidance for full-year 2017.

The increase of approximately $10 million in midstream capital expenditures net to Matador primarily results from San Mateo’s decision to continue drilling at least five commercial salt water disposal wells in the Rustler Breaks asset area by mid-2018 to provide additional capacity for both Matador’s and other third party customers’ salt water disposal needs. Matador expects the projected increase in estimated midstream capital expenditures to be funded by the approximately $15 million in San Mateo first year performance incentives the Company expects to receive in the first quarter of 2018.

During the third quarter of 2017, Matador’s total capital spending for drilling and completion and midstream operations was approximately $154 million, including approximately $136 million for drilling and completion operations and approximately $18 million for midstream operations. As of September 30, 2017, Matador had incurred approximately $355 million for drilling and completion operations and approximately $40 million for midstream operations since January 1, 2017.

Matador intends to continue acquiring acreage and mineral interests, principally in the Delaware Basin, throughout 2017. These expenditures are opportunity specific and per-acre prices can vary significantly based on the opportunity. As a result, it is difficult to estimate these 2017 capital expenditures with any degree of certainty; therefore, Matador has not provided estimated capital expenditures related to acreage and mineral acquisitions for 2017. Matador will provide periodic updates regarding completed acquisitions, as it has done in the Delaware Basin Acreage Update in this earnings release.

Liquidity Update

At September 30, 2017, the borrowing base under Matador’s revolving credit facility was $450 million based on the lenders’ review of the Company’s proved oil and natural gas reserves at December 31, 2016, with the Company maintaining its “elected borrowing commitment” at $400 million. At September 30, 2017, Matador had cash on hand totaling approximately $20 million, not including approximately $11 million of restricted cash (most of which is associated with San Mateo), no outstanding borrowings under the Company’s revolving credit facility and approximately $0.8 million in outstanding letters of credit. At November 6, 2017, the Company continued to have no outstanding borrowings under its credit facility and had approximately $2.1 million in outstanding letters of credit.

On October 10, 2017, Matador completed a public offering of 8.0 million shares of its common stock, receiving proceeds of approximately $208.7 million (before expenses). A portion of the proceeds from this offering were and are being used to acquire approximately 6,600 net acres of additional leasehold and minerals in the Delaware Basin at a total acquisition cost of approximately $38 million and to fund certain midstream initiatives and opportunities, including the acceleration of the drilling of commercial salt water disposal wells in the Rustler Breaks asset area on behalf of San Mateo. The remaining proceeds will be used for other midstream development and general corporate purposes, including to fund a portion of the Company’s current and future capital expenditures. After giving effect to the equity offering, Matador’s pro forma ratio of net debt to Adjusted EBITDA was approximately 1.2 at September 30, 2017.

On October 25, 2017, Matador’s lenders unanimously increased the borrowing base under the Company’s revolving credit facility to $525 million based on their review of the Company’s proved oil and natural gas reserves at June 30, 2017. Matador chose to keep its “elected borrowing commitment” at $400 million.

As a result of the recent equity offering and the increase in its borrowing base, at November 6, 2017, Matador remained in a strong financial position and is well funded to execute the remainder of its 2017 drilling program and midstream operations, as well as its anticipated drilling program and midstream operations into 2018. Matador intends to fund these capital requirements primarily using cash on hand and anticipated cash flows from operations, but can call upon its fully undrawn line of credit should additional capital be needed. Currently, Matador does not have a separate line of credit for its midstream operations.

Hedging Positions

From time to time, Matador uses derivative financial instruments to mitigate its exposure to commodity price risk associated with oil, natural gas and natural gas liquids prices and to protect its cash flows and borrowing capacity.

At November 6, 2017, Matador had the following hedges in place, in the form of costless collars and swaps, for the remainder of 2017.

•	Approximately 0.8 million barrels of oil at a West Texas Intermediate (“WTI”) weighted average floor price of $45 per barrel and a WTI weighted average ceiling price of $56 per barrel.

•	Approximately 4.2 billion cubic feet of natural gas at a weighted average floor price of $2.51 per MMBtu and a weighted average ceiling price of $3.60 per MMBtu.

•	Approximately 0.9 million gallons of natural gas liquids at a weighted average price of $0.89 per gallon.

Matador estimates that it now has approximately 55% of its anticipated oil production and approximately 65% of its anticipated natural gas production hedged for the remainder of 2017 based on the midpoint of its updated production guidance.

At November 6, 2017, Matador had the following hedges in place, in the form of costless collars and swaps, for 2018.

•	Approximately 2.9 million barrels of oil at a WTI weighted average floor price of $44 per barrel and a WTI weighted average ceiling price of $60 per barrel.

•	Approximately 0.7 million barrels of oil at a Louisiana Light Sweet (“LLS”) weighted average floor price of $45 per barrel and a LLS weighted average ceiling price of $63 per barrel.

•	Approximately 5.2 million barrels of oil at a weighted average Midland-Cushing basis differential of -$1.05 per barrel.

•	Approximately 16.8 billion cubic feet of natural gas at a weighted average floor price of $2.58 per MMBtu and a weighted average ceiling price of $3.67 per MMBtu.

Conference Call Information

The Company will host a live conference call on Tuesday, November 7, 2017, at 9:00 a.m. Central Time to review its third quarter 2017 financial results and operational highlights. To access the conference call, domestic participants should dial (855) 875-8781 and international participants should dial (720) 634-2925. The conference

ID and passcode is 5896337. The conference call will also be available through the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab. The replay for the event will be available on the Company’s website at www.matadorresources.com on the Presentations & Webcasts page under the Investors tab through November 30, 2017.

About Matador Resources Company

Matador is an independent energy company engaged in the exploration, development, production and acquisition of oil and natural gas resources in the United States, with an emphasis on oil and natural gas shale and other unconventional plays. Its current operations are focused primarily on the oil and liquids-rich portion of the Wolfcamp and Bone Spring plays in the Delaware Basin in Southeast New Mexico and West Texas. Matador also operates in the Eagle Ford shale play in South Texas and the Haynesville shale and Cotton Valley plays in Northwest Louisiana and East Texas. Additionally, Matador conducts midstream operations, primarily through its midstream joint venture, San Mateo Midstream, LLC, in support of its exploration, development and production operations and provides natural gas processing, natural gas, oil and salt water gathering services and salt water disposal services to third parties on a limited basis.

For more information, visit Matador Resources Company at www.matadorresources.com.

Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. “Forward-looking statements” are statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address expected future business and financial performance, and often contain words such as “could,” “believe,” “would,” “anticipate,” “intend,” “estimate,” “expect,” “may,” “should,” “continue,” “plan,” “predict,” “potential,” “project,” “hypothetical,” “forecasted” and similar expressions that are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Such forward-looking statements include, but are not limited to, statements about guidance, projected or forecasted financial and operating results, results in certain basins, objectives, project timing, expectations and intentions and other statements that are not historical facts. Actual results and future events could differ materially from those anticipated in such statements, and such forward-looking statements may not prove to be accurate. These forward-looking statements involve certain risks and uncertainties, including, but not limited to, the following risks related to financial and operational performance: general economic conditions; the Company’s ability to execute its business plan, including whether its drilling program is successful; the ability of the Company’s midstream joint venture to expand the Black River cryogenic processing plant, the timing of such expansion and the operating results thereof; the timing and operating results of the buildout by the Company’s midstream joint venture of oil, natural gas and water gathering systems and the drilling of any additional salt water disposal wells; changes in oil, natural gas and natural gas liquids prices and the demand for oil, natural gas and natural gas liquids; its ability to replace reserves and efficiently develop current reserves; costs of operations; delays and other difficulties related to producing oil, natural gas and natural gas liquids; its ability to make acquisitions on economically acceptable terms; its ability to integrate acquisitions; availability of sufficient capital to execute its business plan, including from future cash flows, increases in its borrowing base and otherwise; weather and environmental conditions; and other important factors which could cause actual results to differ materially from those anticipated or implied in the forward-looking statements. For further discussions of risks and uncertainties, you should refer to Matador’s filings with the Securities and Exchange Commission (“SEC”), including the “Risk Factors” section of Matador’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q. Matador undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release, except as required by law, including the securities laws of the United States and the rules and regulations of the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contact Information

Mac Schmitz
Capital Markets Coordinator
(972) 371-5225
investors@matadorresources.com

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS - UNAUDITED

(In thousands, except par value and share data)	September 30, 2017	December 31, 2016
ASSETS
Current assets
Cash	$20,178	$212,884
Restricted cash	10,744	1,258
Accounts receivable
Oil and natural gas revenues	49,885	34,154
Joint interest billings	53,721	19,347
Other	5,406	5,167
Derivative instruments	60	—
Lease and well equipment inventory	4,801	3,045
Prepaid expenses and other assets	5,550	3,327
Total current assets	150,345	279,182
Property and equipment, at cost
Oil and natural gas properties, full-cost method
Evaluated	2,842,810	2,408,305
Unproved and unevaluated	600,803	479,736
Other property and equipment	240,924	160,795
Less accumulated depletion, depreciation and amortization	(1,987,370)	(1,864,311)
Net property and equipment	1,697,167	1,184,525
Other assets
Derivative instruments	285	—
Other assets	740	958
Total other assets	1,025	958
Total assets	$1,848,537	$1,464,665
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities
Accounts payable	$13,839	$4,674
Accrued liabilities	158,345	101,460
Royalties payable	53,639	23,988
Amounts due to affiliates	12,749	8,651
Derivative instruments	3,641	24,203
Advances from joint interest owners	4,346	1,700
Amounts due to joint ventures	4,873	4,251
Other current liabilities	663	578
Total current liabilities	252,095	169,505
Long-term liabilities
Senior unsecured notes payable	574,027	573,924
Asset retirement obligations	23,305	19,725
Derivative instruments	209	751
Amounts due to joint ventures	—	1,771
Other long-term liabilities	6,104	7,544
Total long-term liabilities	603,645	603,715
Shareholders’ equity
Common stock - $0.01 par value, 160,000,000 and 120,000,000 shares authorized; 100,566,054 and 99,518,764 shares issued; and 100,439,595 and 99,511,931 shares outstanding, respectively	1,006	995
Additional paid-in capital	1,455,605	1,325,481
Accumulated deficit	(548,819)	(636,351)
Treasury stock, at cost, 126,459 and 6,833 shares, respectively	(1,589)	—
Total Matador Resources Company shareholders’ equity	906,203	690,125
Non-controlling interest in subsidiaries	86,594	1,320
Total shareholders’ equity	992,797	691,445
Total liabilities and shareholders’ equity	$1,848,537	$1,464,665

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

(In thousands, except per share data)	Three Months Ended September 30,		Nine Months Ended September 30,
	2017	2016	2017	2016
Revenues
Oil and natural gas revenues	$134,948	$83,079	$363,559	$196,341
Third-party midstream services revenues	3,218	1,566	6,871	2,956
Realized gain (loss) on derivatives	485	885	(1,176)	10,413
Unrealized (loss) gain on derivatives	(12,372)	3,203	21,449	(30,261)
Total revenues	126,279	88,733	390,703	179,449
Expenses
Production taxes, transportation and processing	15,666	12,388	40,348	30,846
Lease operating	16,689	14,605	48,486	41,300
Plant and other midstream services operating	3,096	1,449	8,379	3,537
Depletion, depreciation and amortization	47,800	30,015	123,066	90,185
Accretion of asset retirement obligations	323	276	937	828
Full-cost ceiling impairment	—	—	—	158,633
General and administrative	16,156	13,146	49,671	39,506
Total expenses	99,730	71,879	270,887	364,835
Operating income (loss)	26,549	16,854	119,816	(185,386)
Other income (expense)
Net gain on asset sales and inventory impairment	16	1,073	23	3,140
Interest expense	(8,550)	(6,880)	(26,229)	(20,244)
Other (expense) income	(36)	(141)	1,956	(17)
Total other expense	(8,570)	(5,948)	(24,250)	(17,121)
Income (loss) before income taxes	17,979	10,906	95,566	(202,507)
Income tax (benefit) provision
Current	—	(1,141)	—	(1,141)
Total income tax benefit	—	(1,141)	—	(1,141)
Net income (loss)	17,979	12,047	95,566	(201,366)
Net income attributable to non-controlling interest in subsidiaries	(2,940)	(116)	(8,034)	(209)
Net income (loss) attributable to Matador Resources Company shareholders	$15,039	$11,931	$87,532	$(201,575)
Earnings (loss) per common share
Basic	$0.15	$0.13	$0.87	$(2.24)
Diluted	$0.15	$0.13	$0.87	$(2.24)
Weighted average common shares outstanding
Basic	100,365	93,384	100,141	90,016
Diluted	100,504	93,724	100,580	90,016

Matador Resources Company and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - UNAUDITED

(In thousands)	Nine Months Ended September 30,
	2017	2016
Operating activities
Net income (loss)	$95,566	$(201,366)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Unrealized (gain) loss on derivatives	(21,449)	30,261
Depletion, depreciation and amortization	123,066	90,185
Accretion of asset retirement obligations	937	828
Full-cost ceiling impairment	—	158,633
Stock-based compensation expense	12,488	9,138
Amortization of debt issuance cost	103	899
Net gain on asset sales and inventory impairment	(23)	(3,140)
Changes in operating assets and liabilities
Accounts receivable	(50,343)	(7,782)
Lease and well equipment inventory	(1,666)	(669)
Prepaid expenses	(2,224)	(74)
Other assets	217	480
Accounts payable, accrued liabilities and other current liabilities	35,068	9,710
Royalties payable	29,651	5,225
Advances from joint interest owners	2,646	3,147
Income taxes payable	—	(2,848)
Other long-term liabilities	(1,521)	3,835
Net cash provided by operating activities	222,516	96,462
Investing activities
Oil and natural gas properties capital expenditures	(517,270)	(288,175)
Expenditures for other property and equipment	(80,560)	(57,148)
Proceeds from sale of assets	977	5,173
Restricted cash	—	43,098
Restricted cash in less-than-wholly-owned subsidiaries	(9,486)	(544)
Net cash used in investing activities	(606,339)	(297,596)
Financing activities
Borrowings under Credit Agreement	—	65,000
Proceeds from issuance of common stock	—	142,350
Cost to issue equity	—	(830)
Proceeds from stock options exercised	2,920	—
Contributions related to formation of Joint Venture	171,500	—
Contributions from non-controlling interest owners of less-than-wholly-owned subsidiaries	29,400	—
Distributions to non-controlling interest owners of less-than-wholly-owned subsidiaries	(5,635)	—
Taxes paid related to net share settlement of stock-based compensation	(4,415)	(1,552)
Purchase of non-controlling interest of less-than-wholly-owned subsidiary	(2,653)	—
Net cash provided by financing activities	191,117	204,968
(Decrease) increase in cash	(192,706)	3,834
Cash at beginning of period	212,884	16,732
Cash at end of period	$20,178	$20,566

Supplemental Non-GAAP Financial Measures
Adjusted EBITDA
This press release includes the non-GAAP financial measure of Adjusted EBITDA. Adjusted EBITDA is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. “GAAP” means Generally Accepted Accounting Principles in the United States of America. The Company believes Adjusted EBITDA helps it evaluate its operating performance and compare its results of operations from period to period without regard to its financing methods or capital structure. The Company defines Adjusted EBITDA as earnings before interest expense, income taxes, depletion, depreciation and amortization, accretion of asset retirement obligations, property impairments, unrealized derivative gains and losses, certain other non-cash items and non-cash stock-based compensation expense, and net gain or loss on asset sales and inventory impairment. Adjusted EBITDA is not a measure of net income (loss) or net cash provided by operating activities as determined by GAAP.
Adjusted EBITDA should not be considered an alternative to, or more meaningful than, net income (loss) or net cash provided by operating activities as determined in accordance with GAAP or as an indicator of the Company’s operating performance or liquidity. Certain items excluded from Adjusted EBITDA are significant components of understanding and assessing a company’s financial performance, such as a company’s cost of capital and tax structure. Adjusted EBITDA may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA in the same manner. The following table presents the calculation of Adjusted EBITDA and the reconciliation of Adjusted EBITDA to the GAAP financial measures of net income (loss) and net cash provided by operating activities, respectively, that are of a historical nature. Where references are pro forma, forward-looking, preliminary or prospective in nature, and not based on historical fact, the table does not provide a reconciliation. The Company could not provide such reconciliation without undue hardship because the forward-looking Adjusted EBITDA numbers included in this press release are estimations, approximations and/or ranges. In addition, it would be difficult for the Company to present a detailed reconciliation on account of many unknown variables for the reconciling items, including future income taxes, full-cost ceiling impairments, unrealized gains or losses on derivatives and gains or losses on asset sales and inventory impairments. For the same reasons, we are unable to address the probable significance of the unavailable information, which could be material to future results.

	Three Months Ended			Year Ended
(In thousands)	September 30, 2017	June 30, 2017	September 30, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$15,039	$28,509	$11,931	$(97,421)
Net income attributable to non-controlling interest in subsidiaries	2,940	3,178	116	364
Net income (loss)	17,979	31,687	12,047	(97,057)
Interest expense	8,550	9,224	6,880	28,199
Total income tax provision (benefit)	—	—	(1,141)	(1,036)
Depletion, depreciation and amortization	47,800	41,274	30,015	122,048
Accretion of asset retirement obligations	323	314	276	1,182
Full-cost ceiling impairment	—	—	—	158,633
Unrealized loss (gain) on derivatives	12,372	(13,190)	(3,203)	41,238
Stock-based compensation expense	1,296	7,026	3,584	12,362
Net gain on asset sales and inventory impairment	(16)	—	(1,073)	(107,277)
Consolidated Adjusted EBITDA	88,304	76,335	47,385	158,292
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(3,471)	(3,683)	(125)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$84,833	$72,652	$47,260	$157,892

	Three Months Ended			Year Ended
(In thousands)	September 30, 2017	June 30, 2017	September 30, 2016	December 31, 2016
Unaudited Adjusted EBITDA Reconciliation to Net Cash Provided by Operating Activities:
Net cash provided by operating activities	$101,274	$59,933	$46,862	$134,086
Net change in operating assets and liabilities	(21,481)	7,198	(4,909)	(1,809)
Interest expense, net of non-cash portion	8,511	9,204	6,573	27,051
Current income tax provision (benefit)	—	—	(1,141)	(1,036)
Adjusted EBITDA attributable to non-controlling interest in subsidiaries	(3,471)	(3,683)	(125)	(400)
Adjusted EBITDA attributable to Matador Resources Company shareholders	$84,833	$72,652	$47,260	$157,892

Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Diluted Common Share

This press release includes the non-GAAP financial measures of adjusted net income (loss) and adjusted earnings (loss) per diluted common share.  These non-GAAP items are measured as net income (loss) attributable to Matador Resources Company shareholders, adjusted for dollar and per share impact of certain items, including unrealized gains or losses on derivatives, the impact of full cost-ceiling impairment charges, if any, and non-recurring transaction costs for certain acquisitions or other non-recurring expense items, along with the related tax effect for all periods.  This non-GAAP financial information is provided as additional information for investors and is not in accordance with, or an alternative to, GAAP financial measures.  Additionally, these non-GAAP financial measures may be different than similar measures used by other companies.  The Company believes the presentation of adjusted net income (loss) and adjusted earnings (loss) per diluted common share provides useful information to investors, as it provides them an additional relevant comparison of the Company’s performance across periods and to the performance of the Company’s peers.  In addition, these non-GAAP financial measures reflect adjustments for items of income and expense that are often excluded by industry analysts and other users of the Company’s financial statements in evaluating the Company’s performance. The table below reconciles adjusted net income

(loss) and adjusted earnings (loss) per diluted common share to their most directly comparable GAAP measure of net income (loss) attributable to Matador Resources Company shareholders.

	Three Months Ended
	September 30, 2017	June 30, 2017	September 30, 2016
(In thousands, except per share data)
Unaudited Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share Reconciliation to Net Income (Loss):
Net income (loss) attributable to Matador Resources Company shareholders	$15,039	$28,509	$11,931
Total income tax provision	—	—	(1,141)
Income (loss) attributable to Matador Resources Company shareholders before taxes	15,039	28,509	10,790
Less non-recurring and unrealized charges to income (loss) before taxes:
Unrealized loss (gain) on derivatives	12,372	(13,190)	(3,203)
Net gain on asset sales and inventory impairment	(16)	—	(1,073)
Non-recurring expenses related to stock-based compensation (1)	—	1,515	—
Adjusted income (loss) attributable to Matador Resources Company shareholders before taxes	27,395	16,834	6,514
Income tax provision (benefit) (2)	9,588	5,892	1,139
Adjusted net income (loss) attributable to Matador Resources Company shareholders (non-GAAP)	$17,807	$10,942	$5,375

Basic weighted average shares outstanding, without participating securities	99,255	98,994	92,397
Dilutive effect of participating securities	1,110	1,217	987
Weighted average shares outstanding, including participating securities - basic	100,365	100,211	93,384
Dilutive effect of options and restricted stock units	139	16	340
Weighted average common shares outstanding - diluted	100,504	100,227	93,724
Adjusted earnings (loss) per share attributable to Matador Resources Company shareholders (non-GAAP)
Basic	$0.18	$0.11	$0.06
Diluted	$0.18	$0.11	$0.06

(1) Non-recurring, non-cash expense attributable to a change in the vesting schedule applicable to equity awards granted to the Company’s directors.
(2) Estimated using federal statutory tax rate of 35%, which differs from the actual effective tax rate due to a full valuation allowance recognized against the deferred tax benefit, and includes an income tax refund of approximately $1.1 million in the third quarter of 2016.

PV-10

PV-10 is a non-GAAP financial measure and generally differs from Standardized Measure, the most directly comparable GAAP financial measure, because it does not include the effects of income taxes on future net revenues. PV-10 is not an estimate of the fair market value of the Company’s properties. Matador and others in the industry use PV-10 as a measure to compare the relative size and value of proved reserves held by companies and of the potential return on investment related to the companies’ properties without regard to the specific tax characteristics of such entities. PV-10 may be reconciled to the Standardized Measure of discounted future net cash flows at such dates by adding the discounted future income taxes associated with such reserves to the Standardized Measure.

(in millions)	At September 30, 2017	At December 31, 2016	At September 30, 2016
Standardized Measure	$1,096.2	$575.0	$516.8
Discounted future income taxes	129.7	6.5	7.9
PV-10	$1,225.9	$581.5	$524.7